Exhibit 99.1

TALOS ENERGY ANNOUNCED AS THE APPARENT HIGH BIDDER ON TWO FEDERAL LEASE SALE BLOCKS

Houston, Texas, November 20, 2020 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced that it is the apparent high bidder on two deepwater blocks in the recent Outer Continental Shelf (“OCS”) Federal Lease Sale 256, held on November 18, 2020. Talos placed a sole bid on Viosca Knoll 1000 as well as a joint bid with an affiliate of bp on Green Canyon 866. When approved, the blocks will provide an additional 11,520 gross acres for future exploration acquired at an average cost of less than $300 per gross acre.

President and Chief Executive Officer Timothy S. Duncan commented: “We are happy with the results of our bidding efforts in the most recent lease sale, and look forward to adding the additional acreage and exploration prospects to our portfolio. We continue to believe that our basin offers attractive investment opportunities across a uniquely wide range of resource size, risk and cycle time characteristics. The Viosca Knoll 1000 block contains a technically mature prospect located approximately five miles from the Talos-operated Ram Powell facility, greatly enhancing potential project economics due to the quick cycle time, short tie-back distance and 100% Talos infrastructure ownership. The Green Canyon 866 lease expands our collaboration with bp around the Puma West prospect area and offers low-cost option value in the event of a commercial discovery at the Puma West prospect. As one of the U.S. Gulf of Mexico’s largest independent operators, we’re proud of the role we play in exploring for and developing our rich domestic energy resources to provide secure, affordable energy supply while also being an industry leader in safety and environmental performance.”

Building on the success of OCS Federal Lease Sale 256, the Bureau of Ocean Energy Management announced on November 17, 2020 that OCS Federal Lease Sale 257 will be held on March 17, 2021 and will offer over 78 million acres across 14,594 unleased blocks, which comprises all of the available unleased areas in federal waters in the U.S. Gulf of Mexico. Lease Sale 257 will be the eighth offshore sale under the 2017-2022 OCS Oil and Gas Leasing Program, the program required by federal law under the Outer Continental Shelf Lands Act.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing cash flows and long-term value through its operations, currently in the United States Gulf of Mexico and offshore Mexico. As one of the U.S. Gulf of Mexico’s largest public independent producers, we leverage decades of geology, geophysics and offshore operations expertise towards the acquisition, exploration, exploitation and development of assets in key geological trends that are present in many offshore basins around the world. Our activities in offshore Mexico provide high impact exploration opportunities in an oil rich emerging basin. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, including the sharp decline in oil prices beginning in March 2020, the impact of the coronavirus disease 2019 (“COVID-19”) and governmental measures related thereto on global demand for oil and natural gas and on the operations of our business, the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions, lack of transportation and storage capacity as a result of oversupply,

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

government regulations and actions, including with respect to repairs to the Ram Powell facility, the impact of hurricanes and other storms, including Hurricane Delta, or other factors, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, the possibility that the anticipated benefits of recent acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of such acquisitions, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation, marketing and storage of oil and gas are subject to disruption due to transportation, processing and storage availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

This communication may also contain statements based on hypothetical or adverse scenarios and assumptions, and these statements should not necessarily be viewed as being representative of current or actual risk or forecasts of expected risk. In addition, while future events discussed in this communication may be significant, any significance should not be read as necessarily rising to the level of any specific definition of materiality, including the definitions of materiality used pursuant to federal securities laws.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002